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                                                                    EXHIBIT 23.5

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement (Form S-3) for the registration of 4,022,561 shares of Florida Panthers Holdings, Inc. Class A Common Stock, of our reports (a) dated February 5, 1998 (except Note 8, as to which the date is March 2, 1998) with respect to the financial statements of Biltmore Hotel Partners included in the Current Report on Form 8-K/A of Florida Panthers Holdings, Inc., dated March 2, 1998, as amended; and (b) dated May 4, 1998 with respect to the Historical Summaries of the Rental Pool Operations of the Biltmore Villas included in the Current Report on Form 8-K/A of Florida Panthers Holdings, Inc., dated March 2, 1998, as amended.

                                            ERNST & YOUNG LLP

Phoenix, Arizona
February 12, 1999